Exhibit 99.1

Exponent Reports First Quarter 2005 Financial Results

MENLO PARK, Calif., April 18, 2005 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter ended April 1, 2005.

For the first quarter, revenues were $39,196,000, as compared to $38,766,000 reported in the same period of 2004. Revenues before reimbursements were $36,929,000, as compared to $35,925,000 in the same period of 2004. Net income was $3,867,000, or $0.45 per diluted share, an increase of 10% over $3,521,000, or $0.43 per diluted share, reported in the same period of 2004.

“We are pleased to report strong profitability for the first quarter, as we continue to demonstrate our ability to improve our operating margins over time,” commented President and CEO, Michael R. Gaulke. “As we had expected, revenue growth in the first quarter was modest. However, we are encouraged by the pickup in business in our civil engineering and environmental practices. During the quarter, we also made progress in our defense technology development practice, winning a follow-on contract with the U.S. Navy and continuing to advance our work with the U.S. Army’s Rapid Equipping Force in the field in Iraq and Afghanistan.”

“Over all, we are satisfied with our progress in the first quarter and continue to expect to post stronger year-over-year growth for the second half of the year. During the quarter we repurchased approximately $3 million of stock in the open market, as we believe this is a good use of capital and will enhance shareholder value.”

“We are optimistic about our long-term business prospects and believe that our unique, multidisciplinary approach will continue to present us with a broad range of opportunities in engineering and scientific consulting,” concluded Mr. Gaulke.

Earnings Call Information

Exponent will host a conference call discussing the Company’s first quarter 2005 results today, Monday, April 18, 2005, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-642-1687 and entering the reservation # 5288888.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com , or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended April 1, 2005 and April 2, 2004

(in thousands, except per share data)

	Quarters Ended
	April 1, 2005	April 2, 2004
Revenues
Revenues before reimbursements	$36,929	$35,925
Reimbursements	2,267	2,841

Revenues	39,196	38,766

Operating expenses
Compensation and related expenses	23,881	22,937
Other operating expenses	4,664	4,841
Reimbursable expenses	2,267	2,841
General and administrative expenses	2,329	2,340

	33,141	32,959

Operating income	6,055	5,807

Other income
Interest income, net	234	93
Miscellaneous income, net	114	71

	348	164

Income before income taxes	6,403	5,971

Income taxes	2,536	2,450

Net income	$3,867	$3,521

Net income per share:
Basic	$0.48	$0.48
Diluted	$0.45	$0.43

Shares used in per share computations:
Basic	8,023	7,326
Diluted	8,632	8,265

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

April 1, 2005 and December 31, 2004

(in thousands)

	April 1, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$2,990	$4,680
Short-term investments	52,012	55,366
Accounts receivable, net	44,070	38,586
Prepaid expenses and other assets	2,661	2,674
Deferred income taxes	2,594	2,154

Total current assets	104,327	103,460

Property, equipment and leasehold improvements, net	30,509	30,211
Goodwill	8,607	8,607
Deferred income taxes	853	130
Other assets	2,745	1,673

	$147,041	$144,081

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,710	$4,330
Accrued payroll and employee benefits	14,848	18,528
Deferred revenues	1,297	1,681

Total current liabilities	22,855	24,539

Other liabilities	2,563	1,484
Deferred income taxes	—	—
Deferred rent	1,115	1,087

Total liabilities	26,533	27,110

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	45,350	42,282
Deferred stock-based compensation	(2,152)	(907)
Accumulated other comprehensive income (loss)	36	63
Retained earnings	79,392	75,525
Treasury shares, at cost	(2,126)	—

Total stockholders’ equity	120,508	116,971

	$147,041	$144,081